UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2003

LANDMARK LAND COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08755	77-0024129

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2817 Crain Highway, Upper Marlboro, Maryland 20774

(Address of principal executive offices)

(301) 574-3330

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

     Effective August 31, 2003, the Company acquired all of the outstanding capital shares of KES, Inc. (“KES”), a privately held golf-oriented real estate development and management concern pursuant to the Agreement and Plan of Acquisition (“Acquisition Agreement”) attached hereto as Exhibit 2. Under the terms of the Acquisition Agreement, the shareholders of KES, Inc. received a total of 2,699,958 shares of $.50 par value common stock of the Company. The Company recorded the transaction at the negotiated price of $2.00 per common share of the Company, which approximates the net fair value of the KES assets and liabilities acquired. The assets of KES consist primarily of real estate and golf and real estate management and development contracts having a net value of approximately $5.4 million. This valuation was determined in accordance with general guidelines set forth in FASB 141, with intangible contract rights valued at the expected present value of future cash flows as recommended in Statement of Financial Accounting Concepts No. 7. Allocation of the purchase price among the assets and liabilities acquired has not been finalized at this date.

     KES was owned primarily by Gerald G. Barton (including affiliates), the chairman, chief executive officer and single largest shareholder of the Company, as well as 10 other current and former directors, officers and employees of the Company. The transaction was negotiated and approved by a committee consisting of the current independent directors of the Company with the assistance of Christenberry Collet & Company, Inc. who rendered an opinion regarding the financial fairness of the transaction to the Company.

     Subsequent to this acquisition, the Company, which previously had no employees and little on-going business activity, will engage in the real estate management and development business with an emphasis on the development and/or operation of golf and residential properties.

Item 7. Financial Statements and Exhibits.

     The financial statements required by this item are not included in this initial report on Form 8K. The financial statements will be filed by amendment to this Form 8K not later than 60 days after the date hereof.

     (c)  Exhibits:

2	Agreement and Plan of Acquisition dated August 26, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDMARK LAND COMPANY, INC.

Dated: September 9, 2003	By:	/S/ Joe V. Olree

Joe V. Olree Vice President and Chief Financial Officer

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